UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2020

CPI AEROSTRUCTURES, INC.
(Exact Name of Registrant as Specified in Charter)

New York	001-11398	11-2520310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91 Heartland Boulevard, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 586-5200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	CVU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 24, 2020, CPI Aerostructures, Inc. (the “Company”) entered into a Sixth Amendment and Waiver (“Sixth Amendment”) to that certain Amended and Restated Credit Agreement with the Lenders named therein and BankUnited, N.A. (“BankUnited”) as Sole Arranger, Agent and a Lender, dated as of March 24, 2016 (as amended from time to time, the “Credit Agreement”). In connection with the Sixth Amendment, the Company and BankUnited, N.A. also amended the Amended and Restated Revolving Credit Note, dated as of March 24, 2016, which prior to the amendment represented an aggregate principal commitment amount of $30 million (“Revolving Note”) and the Amended and Restated Term Note, dated as of March 24, 2016, with an original principal amount before the amendment of $10 million (“Term Note”).

Under the Sixth Amendment, and the related amendments to the Revolving Note and Term Note, an aggregate of $6 million of the outstanding balance under the Revolving Note was converted into and added to the outstanding balance on the Term Note. The availability under the Revolving Note was permanently reduced by $6 million, to $24 million, and the outstanding principal amount on the Term Note was increased to approximately $7,933,333.

Additionally, under the Sixth Amendment, the parties amended the Credit Agreement by (i) extending the maturity date of the Revolving Note and Term Note to May 2, 2022, and making conforming changes to the payment schedule on the Term Note, (ii) replacing the interest pricing grid for the Revolving Note with an interest rate for Eurodollar loans of the London inter-bank offered rate (“LIBOR”) plus 3.25% with a floor of 50 basis points or an interest rate for base rate loans equal to BankUnited’s prime rate plus 0.25%, (iii) adding administrative provisions to address a potential phase-out of LIBOR, and (iv) amending certain financial covenants.

As previously disclosed, the Audit & Finance Committee of the Company’s Board of Directors determined, based on the recommendation of management, that the Company’s consolidated financial statements for the fiscal year ended December 31, 2018 and for the quarters ended March 31, 2018, June 30, 2018, September 30, 2018, March 31, 2019, June 30, 2019, and September 30, 2019 should no longer be relied upon due to errors in such consolidated financial statements relating to the Company’s recognition of revenue from contracts with customers. Such errors and related material weaknesses in the Company’s internal controls caused the Company to be in violation of certain of the covenants under the Credit Agreement. BankUnited has agreed to waive each covenant violation under the Credit Agreement and to prospectively waive the covenant violation for late delivery of the Company’s financial statements for the first three quarters of 2020. BankUnited agreed not to test the Company’s compliance with the financial covenants under the Credit Agreement for the first half of 2020. Financial covenant testing will resume for the quarter ending September 30, 2020. BankUnited also consented to the incurrence of additional indebtedness by the Company pursuant to the previously-disclosed loan made by BNB Bank on April 10, 2020, of an aggregate principal amount of $4,795,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and agreed that the income and debt effects of such loan will be excluded for covenant calculation purposes.

The Company paid to BankUnited a commitment fee in the amount of $50,000, together with out of pocket costs, expenses, and reasonable attorney’s fees incurred by BankUnited in connection with the Sixth Amendment. The Company also paid a commitment fee of $30,000 to BNB Bank, a lender under the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 with respect to the conversion of an aggregate of $6 million from the Revolving Note to the Term Note is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Sixth Amendment and Waiver to the Amended and Restated Credit Agreement, dated as of August 24, 2020 by and between CPI Aerostructures, Inc. the several lenders from time to time party thereto, and BankUnited, N.A., as Sole Arranger, Administrative Agent and Collateral Agent.
10.2	Form of Amended and Restated Term Note (included as Exhibit A-1 to the Sixth Amendment and Waiver).
10.3	Form of Amended and Restated Revolving Credit Note (included as Exhibit A-2 to the Sixth Amendment and Waiver).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2020

CPI AEROSTRUCTURES, INC.

By:	/s/ Douglas McCrosson
Douglas McCrosson
Chief Executive Officer